Exhibit 10.4
STOCK UNIT AWARD AGREEMENT
The Ultimate Software Group, Inc.
Amended and Restated 2005 Equity and Incentive Plan
     This STOCK UNIT AWARD AGREEMENT (this “Agreement”) made as of this ___ day of __________________, 20___, between The Ultimate Software Group, Inc., a Delaware corporation (the “Company”), and __________________ (the “Participant”), is made pursuant to the terms of The Ultimate Software Group, Inc. Amended and Restated 2005 Equity and Incentive Plan (the “Plan”).
     Section 1. Definitions. Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. For purposes of this Agreement, the terms “change in control,” “separation from service,” and “specified employee” shall have the meanings attributed to such terms under section 409A of the Code and the treasury regulations and other guidance promulgated thereunder.
     Section 2. Stock Unit Award. The Company hereby grants to the Participant an aggregate Stock Unit Award of [•] stock units (the “Stock Units”). Of this aggregate amount of Stock Units, [•] Stock Units represent the Participant’s elective deferral of a portion of the Participant’s Performance Award under the Plan in respect of fiscal year ______ (the “Elective Units”), and [•] Stock Units represent the Company’s match of the amounts deferred by the Participant under the Participant’s Performance Award in respect of fiscal year ___, each as specified in Appendix A hereto. The Award hereunder shall be subject to the conditions hereinafter provided and subject to the terms and conditions set forth in the Plan, a copy of which the Participant acknowledges having received.
     Section 3. Vesting Requirements.
     (a) Vesting of Award. The Stock Units shall become fully vested on the fourth (4th) anniversary of the Date of Grant as set forth on Appendix A, and, subject to the provisions of Section 4 hereof, shall be payable in accordance with Section 5 hereof, subject to the Participant’s continued employment with the Company or any of its Subsidiaries on such vesting date.
     (b) Full Accelerated Vesting. Notwithstanding the provisions of Section 3(a) hereof, upon (i) the Participant’s termination of employment as a result of death or Disability, or (ii) the occurrence of a “change in control” (as described in Section 1 hereof) of the Company, the Stock Units shall become fully and immediately vested, and shall be payable in accordance with Section 5 hereof, to the extent that they have not previously been forfeited in accordance with Section 4 hereof.
     (c) Partial Accelerated Vesting. Notwithstanding the provisions of Section 3(a) hereof, upon the Participant’s termination of employment by the Company without

“Cause” (as defined below), the Stock Units shall become immediately vested as to 1/48th (one forty-eighth) of the Stock Units hereunder for each complete calendar month of continued employment by the Participant with the Company or any Subsidiary following the Date of Grant, and shall be payable in accordance with Section 5 hereof, to the extent that the Stock Units have not previously been forfeited in accordance with Section 4 hereof. For purposes hereof, termination for “Cause” shall mean a termination of employment due to (i) embezzlement or misappropriation of corporate funds, (ii) any acts of dishonesty resulting in conviction for a felony, (iii) misconduct resulting in material injury to the Company, (iv) a significant violation of Company policy, (v) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Participant, or (vi) a significant violation of any contractual, statutory or common law duty of loyalty to the Company. Notwithstanding the foregoing, if the Participant is a party to an employment or similar agreement with the Company or any Subsidiary, the term “Cause” shall, for the purposes of this Agreement, have the same meaning set forth in such employment or similar agreement if and to the extent such term is defined therein.
     Section 4. Termination of Employment. In the event of the Participant’s termination of employment for any reason other than as described in Section 3(b) hereof, and subject to the provisions of Section 3(c) hereof, any portion of the Award that has not previously become vested hereunder shall be forfeited and automatically cancelled, and, subject to the provisions of Section 5(c) hereof, the Company shall refund to the Participant a cash amount equal to the lesser of (i) the amount of the Performance Award in respect of fiscal year ______ foregone by the Participant as a condition to receiving the forfeited Elective Units (less all applicable employment taxes withheld at the time of grant), and (ii) the Fair Market Value of the forfeited Elective Units as of the effective date of such termination of employment.
     Section 5. Payment of Award.
     (a) General. Subject to the provisions of Section 5(c) hereof, payment with respect to the vested Stock Units shall be made in shares of Common Stock within 30 days following the earliest to occur of the following events: (i) the fifth (5th) anniversary of the Date of Grant as set forth on Appendix A, subject to the provisions of Section 5(d) hereof, (ii) upon the Participant’s “separation from service” (as described in Section 1 hereof), (iii) upon the Participant’s death or Disability, and (iv) upon the effective date of a “change in control” (as described in Section 1 hereof).
     (b) Withholding. The Stock Units shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee, which shall be withheld at the applicable supplemental wage withholding rate, or such other rate as determined by the Committee, provided that such amount shall not exceed the Participant’s estimated Federal, state and local tax obligation with respect to payment of the Award. In lieu of the foregoing, the Committee may allow the Participant to pay the applicable withholding taxes to the Company in cash or such other form as approved by the Committee.
     (c) Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Sections 4 and 5(a) hereof, if the Participant is deemed a “specified employee” (as described in Section 1 hereof) at a time when such Participant becomes eligible for payments upon a “separation from service” (as described in Section 1 hereof) with the Company or any Subsidiary, such payments shall be made to the Participant on the date that is six (6) months following such “separation from service,” or upon the Participant’s death, if earlier.
     (d) Subsequent Payment Elections. Notwithstanding any other provision in this Agreement to the contrary, in the case of a scheduled payment of the Stock Units in accordance with Section 5(a)(i) hereof, the Participant may make an election to defer the payment of the Stock Units if the change to the date of payment is in accordance with the following, as and to the extent required under section 409A of the Code: (i) the subsequent election does not take effect until at least 12 months following the date on which such election is made; (ii) the payment under such subsequent election must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and (iii) such election must be made at least 12 months prior to the date of the first scheduled payment.
     Section 6. Restrictions on Transfer. No portion of the Award hereunder may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until the payment of the Award in accordance with Section 5 hereof.
     Section 7. Limitation of Rights. The Participant shall not have any privileges of a stockholder of the Company with respect to the shares of Common Stock payable hereunder, including without limitation any right to vote such shares or to receive dividends or other distributions in respect thereof, until the date of the issuance to the Participant of a stock certificate evidencing such Common Stock. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Participant’s employment at any time.
     Section 8. Changes in Capitalization. The Award shall be subject to the provisions of Section 4.2 of the Plan relating to adjustments for changes in corporate capitalization.
     Section 9. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
     Section 10. Construction. This Agreement and the Award hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Stock Units hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

     Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.
     Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
      Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement effective as of the date first above written.

THE ULTIMATE SOFTWARE GROUP, INC.
By:
Name:
Title:

PARTICIPANT
By:
Name:

Appendix A

Number of Stock
Units Subject to
Source of Award		Date of Grant	Award
1.	Participant Deferral of 2005 Performance Award (the “Elective Units”)

2.	Company Match of Deferred Amount under 2005 Performance Award

A-1